AGREEMENT AND PLAN OF SHARE EXCHANGE

by and among

VeruTEK Technologies, Inc.,
a Delaware corporation

and

the Shareholders of
VeruTEK Technologies, Inc.,

on the one hand;

and

Streamscape Minerals, Inc.,
a Nevada corporation,

Ezio Montagliani,
an individual

and

Peter Keller

on the other hand

______________, 2007

AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange, dated as of ____________ ___, 2007 (this “Agreement”), is made and entered into by and among VeruTEK Technologies, Inc., a Delaware corporation (“VeruTEK”), and the shareholders of VeruTEK listed on Schedule I attached hereto (each, a “VeruTEK Shareholder”, collectively, the “VeruTEK Shareholders”), on the one hand; and Streamscape Minerals, Inc., a publicly traded Nevada corporation (OTCBB: SSMI.OB) (“SSMI”), Ezio Montagliani (“Montagliani”) and Peter Keller (“Keller”), collectively Montagliani and Keller are the majority shareholders of SSMI, on the other hand.

RECITALS

WHEREAS, the respective boards of directors of SSMI and VeruTEK have adopted resolutions approving and adopting the share exchange described in this Agreement (the “Exchange”) upon the terms and conditions set forth herein;

WHEREAS, the Exchange ratio is 778 share of SSMI common stock for each share of VeruTEK common stock;

WHEREAS, each VeruTEK Shareholder owns the number of shares of common stock of VeruTEK sets forth opposite such VeruTEK Shareholder’s name in Column I on Schedule I attached hereto (collectively, the “VeruTEK Shares”);

WHEREAS, the VeruTEK Shareholders own, collectively, an amount of shares of common stock of VeruTEK, constituting at least 90% of the issued and outstanding capital stock of VeruTEK, and the VeruTEK Shareholders desire to exchange their respective portion of the VeruTEK Shares pursuant to the terms and conditions of this Agreement;

WHEREAS, VeruTEK will enter into this Agreement for the purpose of evidencing its consent to the consummation of the Exchange and for the purpose of making certain representations, warranties, covenants and agreements;

WHEREAS, it is intended that the terms and conditions of this Agreement comply in all respects with Section 368(a)(1)(B) of the Internal Revenue Code (the “Code”) and the regulations corresponding thereto, so that the Exchange shall qualify as a tax free reorganization under the Code;

WHEREAS, Montagliani and Keller will enter into this Agreement for the purpose of making certain representations, warranties, covenants, indemnifications and agreements.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
THE EXCHANGE

1.1 Exchange of Shares. Upon the terms and subject to the conditions hereof, at the Closing the VeruTEK Shareholders will sell, convey, assign, transfer and deliver to SSMI stock certificates representing the VeruTEK Shares, and SSMI will issue to each VeruTEK Shareholder, in exchange for such VeruTEK Shareholder’s pro rata portion of the VeruTEK Shares, one or more stock certificates representing the number of shares of SSMI common stock set forth opposite such VeruTEK Shareholder’s name in Column II on Schedule I attached hereto (collectively, the “SSMI Shares”). The aggregate number of SSMI Shares to be issued to the VeruTEK Shareholders will not exceed 17,076,612 shares of common stock.

1.2 Closing. The closing of the Exchange (the “Closing”) shall take place on or before May 15, 2007, or on such other date as may be mutually agreed upon by the parties. Such date is referred to herein as the "Closing Date".

1.3 Articles of Exchange. Immediately following the Closing, SSMI shall file Articles of Exchange with the Secretary of State of Nevada, in the form of Exhibit A hereto. The transactions contemplated by this Agreement shall become effective at such time as the Articles of Exchange are duly filed in the State of Nevada pursuant to Section 92A.240 of the Nevada Revised Statutes.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF VERUTEK

VeruTEK hereby represents and warrants to SSMI as follows:

2.1  Organization. VeruTEK has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of its jurisdiction of incorporation, and has the requisite power to carry on its business as now conducted.

2.2  Capitalization. The authorized capital stock of VeruTEK consists of (i) 10,000 shares of Class A common stock, no par value, and 20,000 shares of Class B Common Stock of which 10,000 shares of Class A common stock are issued and outstanding, and 11,430 shares of Class B common stock are issued and outstanding; and (ii) 0 shares of preferred stock, no par value, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock of VeruTEK are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no voting trusts or any other agreements or understandings with respect to the voting of VeruTEK's capital stock.

2.3  Certain Corporate Matters. VeruTEK is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on VeruTEK's financial condition, results of operations or business. VeruTEK has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

2.4  Authority Relative to this Agreement. VeruTEK has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by VeruTEK and the consummation by VeruTEK of the transactions contemplated hereby have been duly authorized by the board of directors of VeruTEK and no other actions on the part of VeruTEK are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by VeruTEK and constitutes a valid and binding agreement of VeruTEK, enforceable against VeruTEK in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

2.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by VeruTEK of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by VeruTEK nor the consummation by VeruTEK of the transactions contemplated hereby, nor compliance by VeruTEK with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of VeruTEK, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which VeruTEK is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to VeruTEK, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not individually or in the aggregate material to VeruTEK.

2.6 Financial Statements.

(a) VeruTEK has provided SSMI with a copy of the audited balance sheet of VeruTEK as at December 31, 2006, and the related statement of operations, stockholders’ equity and cash flows for the two years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Carlin, Charron and Rosen, LLP (“Carlin”), independent auditors (collectively, “VeruTEK’s Audited Financials”).

(b) Included in VeruTEK’s Audited Financials are the audited balance sheet of VeruTEK as at December 31, 2006, and the related statement of operations, stockholders’ equity and cash flows for the period then ended, as reviewed by Carlin (“VeruTEK’s Interim Financials”).

(c) VeruTEK’s Audited Financials and VeruTEK’s Interim Financials (collectively “VeruTEK’s Financial Statements”) (i) are in accordance with the books and records of VeruTEK, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of VeruTEK as of the dates indicated, and (iv) are prepared in accordance with U.S. GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on VeruTEK, its business, financial condition or results of operations.

2.7  Tax Matters.

(a)  Except as set forth on Schedule 2.7(a), VeruTEK has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted.

(b)  VeruTEK has paid, or adequately reserved against in VeruTEK’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them.

(c)  To the best knowledge of VeruTEK, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of VeruTEK’s tax returns.

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from VeruTEK.

For the purposes of this Section 2.7, a tax is due (and must therefore either be paid or adequately reserved against in VeruTEK’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

2.8  Books and Records. The books and records of VeruTEK delivered to SSMI prior to the Closing fully and fairly reflect the transactions to which VeruTEK is a party or by which its properties are bound.

2.9  Questionable Payments. Neither VeruTEK, nor any employee, agent or representative of VeruTEK has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from VeruTEK's funds to governmental officials for improper purposes or made any illegal payments from VeruTEK's funds to obtain or retain business.

2. 10  Intellectual Property. VeruTEK has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of VeruTEK infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened.

2.11  Litigation. VeruTEK is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against VeruTEK. VeruTEK is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of VeruTEK, and VeruTEK knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting VeruTEK or to which VeruTEK is a party.

2.12  Legal Compliance. To the best knowledge of VeruTEK, after due investigation, no claim has been filed against VeruTEK alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. VeruTEK holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

2.13  Disclosure. The representations and warranties and statements of fact made by VeruTEK in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF THE VERUTEK SHAREHOLDERS

The VeruTEK Shareholders hereby represent and warrant to SSMI as follows:

3.1 Ownership of the VeruTEK Shares. Each VeruTEK Shareholder owns, beneficially and of record, good and marketable title to the VeruTEK Shares set forth opposite such VeruTEK Shareholder’s name in Column I on Schedule I attached hereto, free and clear of all security interests, liens, adverse claims, encumbrances, equities, proxies, options or stockholders' agreements. Each VeruTEK Shareholder represents that such person has no right or claims whatsoever to any shares of VeruTEK capital stock, other than shares listed opposite such VeruTEK Shareholder’s name in Column I on Schedule I and does not have any options, warrants or any other instruments entitling such VeruTEK Shareholder to exercise to purchase or convert into shares of VeruTEK capital stock. At the Closing, the VeruTEK Shareholders will convey to SSMI good and marketable title to the VeruTEK Shares, free and clear of any security interests, liens, adverse claims, encumbrances, equities, proxies, options, stockholders' agreements or restrictions.

3.2  Authority Relative to this Agreement. This Agreement has been duly and validly executed and delivered by each VeruTEK Shareholder and constitutes a valid and binding agreement of each VeruTEK Shareholder, enforceable against each VeruTEK Shareholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.3 Restricted Securities. Each VeruTEK Shareholder acknowledges that the SSMI Shares will not be registered pursuant to the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws, that the SSMI Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the SSMI Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this regard, each VeruTEK Shareholder is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

3.4 Accredited Investor. Each VeruTEK Shareholder is an “Accredited Investor” as that term is defined in rule 501 of Regulation D promulgated under the Securities Act. Each VeruTEK Shareholder is able to bear the economic risk of acquiring the SSMI Shares pursuant to the terms of this Agreement, including a complete loss of such VeruTEK Shareholder’s investment in the SSMI Shares.

3.5 Legend. Each VeruTEK Shareholder acknowledges that the certificate(s) representing such VeruTEK Shareholder’s pro rata portion of the SSMI Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SSMI, MONTAGLIANI AND KELLER

SSMI, Montagliani and Keller hereby represent and warrant, jointly and severally, to VeruTEK and the VeruTEK Shareholders as follows:

4.1  Organization. SSMI is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2  Capitalization. SSMI's authorized capital stock consists of (i) 150,000,000 shares of common stock, of which 2,019,722 shares are issued and outstanding; and 10,000,000 shares of preferred stock, of which none are issued and outstanding. At the Closing, SSMI shall have no more than 17,076,612 issued and outstanding shares of common stock (including all shares of common stock sold in the private placement described in Section 7.1(c) of this Agreement). All issued and outstanding shares of SSMI capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the SSMI Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which SSMI is a party or which are binding upon SSMI providing for the issuance by SSMI or transfer by SSMI of additional shares of SSMI's capital stock and SSMI has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of SSMI. To SSMI’s knowledge, there are no voting trusts or any other agreements or understandings with respect to the voting of SSMI's capital stock. There are no obligations of SSMI to repurchase, redeem or otherwise re-acquire any shares of its capital stock as of the Closing. SSMI does not have any outstanding obligations to register any of its shares of capital stock with the Securities and Exchange Commission.

4.3  Certain Corporate Matters. SSMI is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of SSMI's properties or nature of SSMI's business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. SSMI has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. SSMI has delivered to VeruTEK true, accurate and complete copies of its certificate or articles of incorporation and bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and board of directors of SSMI are complete and correct in all material respects. The stock records and stockholder list of SSMI that SSMI has previously furnished to VeruTEK are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of SSMI's capital stock and any other outstanding securities issued by SSMI. SSMI is not in default under or in violation of any provision of its certificate or articles of incorporation or bylaws in any material respect. SSMI is not in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4  Authority Relative to this Agreement. Each of SSMI, Montagliani and Keller has the requisite power and authority to enter into this Agreement and carry out its or his obligations hereunder. The execution, delivery and performance of this Agreement by SSMI and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of SSMI and no other actions on the part of SSMI are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SSMI and constitutes a valid and binding obligation of SSMI, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.5  Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and state securities or blue-sky laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by SSMI of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by SSMI nor the consummation by SSMI of the transactions contemplated hereby, nor compliance by SSMI with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or bylaws of SSMI, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which SSMI (as hereinafter defined) is a party or by which they or any of their respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SSMI, or any of their respective properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to SSMI taken as a whole.

4.6 SEC Documents. SSMI hereby makes reference to the following documents filed with the United States Securities and Exchange Commission (the “SEC”), as posted on the SEC’s website, www.sec.gov: (collectively, the “SEC Documents”): (a) Annual Report on Form 10-KSB for the fiscal year ended May 31, 2006; (b) Form SB-2 filed with the SEC on December 12, 2006, and (c) Quarterly Reports on Form 10-QSB for the periods ended February 28, August 31 and November 30, 2006; and (c) Quarterly Report on Form 10-QSB for the period ended February 28, 2007; and any amendments thereto. The SEC Documents constitute all of the documents and reports that SSMI was required to file with the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) and the rules and regulations promulgated thereunder by the SEC since February 1, 2006. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may require, and the rules and regulations promulgated thereunder and none of the SEC Documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of SSMI included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by the applicable form under the Securities Act or the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of SSMI as of the dates thereof and its consolidated statements of operations, stockholders’ equity and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which were and are not expected to have a material adverse effect on SSMI, its business, financial condition or results of operations). Except as and to the extent set forth on the balance sheet of SSMI as of December 31, 2006, including the notes thereto, SSMI has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise and whether required to be reflected on a balance sheet or not).

4.7 Financial Statements.

(a) Included in the SEC Documents are the audited balance sheets of SSMI as at August 31, 2006, and the related statements of operations, stockholders’ equity and cash flows for the three years then ended, together with the unqualified report thereon (except with respect to continuation as a going concern) of Manning Elliott, LLP (“Manning”), independent auditors (collectively, “SSMI’s Audited Financials”).

(b) Included in the SEC Documents are the unaudited balance sheet of SSMI as at February 28, 2007, and the related statements of operations, stockholders’ equity and cash flows for the three months then ended, as reviewed by Manning (“SSMI’s Interim Financials”).

(c) SSMI’s Audited Financials and SSMI’s Interim Financials (collectively “SSMI’s Financial Statements”) (i) are in accordance with the books and records of SSMI, (ii) are correct and complete in all material respects, (iii) fairly present the financial position and results of operations of SSMI as of the dates indicated, and (iv) are prepared in accordance with GAAP (except that (x) unaudited financial statements may not be in accordance with GAAP because of the absence of footnotes normally contained therein, and (y) interim (unaudited) financials are subject to normal year-end audit adjustments that in the aggregate will not have a material adverse effect on SSMI , their respective businesses, financial condition or results of operations.

4.8  Events Subsequent to Financial Statements. Since August 31, 2006, there has not been:

(a) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of SSMI;

(b)  Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of SSMI;

(c)  Any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of SSMI or any redemption, purchase or other acquisition of any such shares;

(d)  Any subjection to any lien on any of the assets, tangible or intangible, of SSMI;

(e)  Any incurrence of indebtedness or liability or assumption of obligations by SSMI;

(f)  Any waiver or release by SSMI of any right of any material value;

(g)  Any compensation or benefits paid to officers or directors of SSMI;

(h)  Any change made or authorized in the articles of incorporation or bylaws of SSMI, except for the change to the articles of incorporation and by-laws made incident to re-domiciling from Minnesota to Nevada;

(i)  Any loan to or other transaction with any officer, director or stockholder of SSMI giving rise to any claim or right of SSMI against any such person or of such person against SSMI; or

(j)  Any material adverse change in the condition (financial or otherwise) of the respective properties, assets, liabilities or business of SSMI.

4.9 Liabilities. Except as otherwise disclosed in SSMI’s Financial Statements, SSMI does not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise. In addition, SSMI represents that upon Closing, SSMI will not have any liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise.

4.10  Tax Matters.

(a)  SSMI has duly filed all federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

(b)  SSMI has paid, or adequately reserved against in SSMI’s Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to them;

(c)  To the best knowledge of SSMI, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of SSMI’s tax returns;

(d)  No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from SSMI; and

For the purposes of this Section 4.10, a tax is due (and must therefore either be paid or adequately reserved against in SSMI’s Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

4.11  Real Property. SSMI does not own or lease any real property.

4.12  Books and Records. The books and records of SSMI delivered to VeruTEK prior to the Closing fully and fairly reflect the transactions to which SSMI is a party or by which its properties are bound.

4.13  Questionable Payments. Neither SSMI, nor any employee, agent or representative of SSMI has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using Company funds or made any payments from SSMI's funds to governmental officials for improper purposes or made any illegal payments from SSMI's funds to obtain or retain business.

4.14  Intellectual Property. SSMI does not own or use any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. SSMI has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of SSMI infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no such proceedings have been instituted, are pending or are threatened against SSMI.

4.15  Insurance. SSMI does not have any insurance policies in effect.

4.16  Contracts. Except as set forth on Schedule 4.16, SSMI does not have any material contracts, leases, arrangements or commitments (whether oral or written). SSMI is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

4.17  Litigation. SSMI is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against SSMI. SSMI is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of SSMI, and SSMI knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting SSMI or to which SSMI is a party.

4.18  Employees. SSMI does not have any employees. SSMI does not owe any compensation of any kind, deferred or otherwise, to any current or previous employees. SSMI does not have a written or oral employment agreement with any officer or director of SSMI. SSMI is not a party to or bound by any collective bargaining agreement. Except as set forth on Schedule 4.18, there are no loans or other obligations payable or owing by SSMI to any stockholder, officer, director or employee of SSMI, nor are there any loans or debts payable or owing by any of such persons to SSMI or any guarantees by SSMI of any loan or obligation of any nature to which any such person is a party.

4.19  Employee Benefit Plans. SSMI does not have any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by SSMI.

4.20  Legal Compliance. To the best knowledge of SSMI, after due investigation, no claim has been filed against SSMI alleging a violation of any applicable laws or regulations of foreign, federal, state and local governments and all agencies thereof. SSMI holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for its business as presently conducted.

4.21 Subsidiaries and Investments. SSMI does not own any capital stock or have any interest of any kind whatsoever in any corporation, partnership, or other form of business organization.

4.22  Broker's Fees. Neither SSMI, nor anyone on its behalf, has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder’s fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

4.23 Internal Accounting Controls. SSMI maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. SSMI has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for SSMI and designed such disclosure controls and procedures to ensure that material information relating to SSMI is made known to the certifying officers by others within those entities, particularly during the period in which SSMI's Form 10-KSB or 10-QSB, as the case may be, is being prepared. SSMI's certifying officers have evaluated the effectiveness of SSMI's controls and procedures as of end of the filing period prior to the filing date of the Form 10-QSB for the quarter ended February 28, 2007 (such date, the "Evaluation Date"). SSMI presented in its most recently filed Form 10-KSB or Form 10-QSB the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in SSMI's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's knowledge, in other factors that could significantly affect the Company's internal controls.

4.24 Listing and Maintenance Requirements. SSMI’s common stock is currently quoted on the OTC Bulletin Board. Except as set forth on Schedule 4.24, SSMI has not, since February 1, 2006, received any notice from the OTC Bulletin Board or the NASD or any trading market on which SSMI’s common stock is or has been listed or quoted to the effect that SSMI is not in compliance with the quoting, listing or maintenance requirements of the OTC Bulletin Board or such other trading market. SSMI is, and has no reason to believe that it will not, in the foreseeable future continue to be, in compliance with all such quoting, listing and maintenance requirements.

4.25 Application of Takeover Protections. SSMI and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under SSMI's certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to VeruTEK or the VeruTEK Shareholders as a result of the Exchange or the exercise of any rights by VeruTEK or the VeruTEK Shareholders pursuant to this Agreement.

4.26 No SEC or NASD Inquiries. Neither SSMI nor any of its past or present officers or directors is, or has ever been, the subject of any formal or informal inquiry or investigation by the SEC or NASD.

4.27  Disclosure. The representations and warranties and statements of fact made by SSMI in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

ARTICLE 5
INDEMNIFICATION

5.1 SSMI/Montagliani/Keller Indemnification. For a period of one year after the Closing, SSMI, Montagliani and Keller each agree, jointly and severally, to indemnify VeruTEK, the VeruTEK Shareholders and each of the officers, agents and directors of VeruTEK or the VeruTEK Shareholders against any loss, liability, claim, damage or expense (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) (each an “Indemnified Party”) to which it or they may become subject arising out of or based on either (i) any breach of or inaccuracy in any of the representations and warranties or covenants or conditions made by SSMI, Montagliani or Keller in this Agreement; or (ii) any and all liabilities arising out of or in connection with any of the assets, business or operations of SSMI prior to the Closing (collectively, the “Montagliani/Keller Indemnification”).

5.2 Indemnification Procedures. If any action shall be brought against an Indemnified Party in respect of which indemnity may be sought pursuant to this Agreement, such Indemnified Party shall promptly notify Montagliani and Keller in writing, and Montagliani and Keller shall each have the right to assume the defense thereof with counsel of his or its own choosing. Any Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party except to the extent that the employment thereof has been specifically authorized by Montagliani or Keller in writing, Montagliani and Keller have failed after a reasonable period of time to assume such defense and to employ counsel or in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of Montagliani or Keller and the position of such Indemnified Party. Neither Montagliani nor Keller will be liable to any Indemnified Party under this Article 5 for any settlement by an Indemnified Party effected without Montagliani or Keller’s prior written consent, which shall not be unreasonably withheld or delayed.

ARTICLE 6
COVENANTS AND AGREEMENTS OF THE PARTIES
EFFECTIVE PRIOR TO CLOSING

6.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of VeruTEK and SSMI as each party may request. In order that each party may have the full opportunity to do so, VeruTEK, SSMI, the VeruTEK Shareholders shall furnish each party and its representatives during such period with all such information concerning the affairs of VeruTEK or SSMI as each party or its representatives may reasonably request and cause VeruTEK or SSMI and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party or its representatives upon request.

6.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Exchange and (ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

6.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall (i) conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing and (ii) not enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of VeruTEK and the VeruTEK Shareholders on the one hand and SSMI on the other hand. Without the prior written consent of VeruTEK, the VeruTEK Shareholders, or SSMI, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

6.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of such party or any of its subsidiaries.

6.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties herein.

ARTICLE 7
CONDITIONS TO CLOSING

7.1  Conditions to Obligations of VeruTEK and the VeruTEK Shareholders. The obligations of VeruTEK and the VeruTEK Shareholders under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. At the Closing, SSMI shall have delivered or caused to be delivered to VeruTEK and the VeruTEK Shareholders the following:

(i)  resolutions duly adopted by the board of directors of SSMI authorizing and approving the Exchange and the execution, delivery and performance of this Agreement;

(ii)  a certificate of good standing for SSMI from its jurisdiction of incorporation, dated not earlier than five days prior to the Closing Date;

(iii)  written resignations of all officers and directors of SSMI in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with SSMI listed opposite their names below:

John Collins	President & Chief Executive Officer, Director

George Hoag	Senior Vice President, Director of Research and Development, Director

Michael Vagnini	Senior Vice President and Chief Financial Officer

Peter Perakos	Director

(iv)  this Agreement duly executed by SSMI;

(v) all corporate records, agreements, seals and any other information reasonably requested by VeruTEK’s representatives with respect to SSMI; and

(vi) such other documents as VeruTEK or the VeruTEK Shareholders may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of SSMI herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. SSMI shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

(c) Debt Financing/Private Placement. At the Closing, SSMI shall have in an escrow account for its benefit no less than $1,500,000 in gross proceeds resulting from a debt financing of SSMI or private placement of SSMI’s common stock or securities convertible into common stock, and such funds shall be released from escrow at the Closing.

(d) SEC Filings. At the Closing, SSMI will be current in all SEC filings required by it to be filed.

(e) OTCBB Trading. SSMI’s common stock shall be quoted and eligible for trading on the OTC Bulletin Board.

7.2 Conditions to Obligations of SSMI. The obligations of SSMI under this Agreement shall be subject to each of the following conditions:

(a) Closing Deliveries. On the Closing Date, VeruTEK or the VeruTEK Shareholders shall have delivered to SSMI the following:

(i) certificates representing the VeruTEK Shares, duly endorsed in blank or each accompanied by a stock power effecting the transfer thereof to SSMI;

(ii)  this Agreement duly executed by VeruTEK and the VeruTEK Shareholders;

(iii) such other documents as SSMI may reasonably request in connection with the transactions contemplated hereby.

(b) Representations and Warranties to be True. The representations and warranties of VeruTEK and the VeruTEK Shareholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. VeruTEK and the VeruTEK Shareholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

ARTICLE 8
TERMINATION

8.1 Events of Termination. This Agreement may, by notice given in the manner hereinafter provided, be terminated and abandoned at any time prior to completion of the Closing, as follows:

(a) by VeruTEK if (1) there has been a material Breach by SSMI and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by SSMI of notice specifying particularly such Breach, (2) if VeruTEK identifies hereafter any fact, circumstance or event that could be reasonably determined to have a material adverse effect on SSMI and such fact, circumstance or event is not cured by SSMI within ten (10) days after receipt by SSMI of notice specifying particularly such fact, event or circumstance, or (3) if the closing conditions set forth in Article 7 have not been satisfied by the close of business on May 15, 2007;

(b) by SSMI (1) if there has been a material Breach by VeruTEK and, in the case of a covenant or agreement Breach, such Breach shall not have been cured within ten (10) days after receipt by VeruTEK of notice specifying particularly such Breach, or (2) if SSMI identifies hereafter any fact, circumstance or event that could be reasonably determined to have a material adverse effect on VeruTEK, or SSMI following the Merger, and such fact, circumstance or event is not cured by VeruTEK within ten (10) days after receipt by VeruTEK of notice specifying particularly such fact, event or circumstance, or (3) if the closing conditions set forth in Article 7 have not been satisfied by the close of business on May 15, 2007; or

(c)  at any time by mutual written agreement of VeruTEK and SSMI.

This Agreement may not be terminated after completion of the Closing, except by mutual agreement of VeruTEK and SSMI.

For the purposes of this Article 8, there shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation, or other provision if there is or has been (a) any inaccuracy (subject to applicable knowledge and materiality qualifiers, if any) in, or breach of, or any failure to comply with, or perform, such representation, warranty, covenant, obligation, or other provision, or (b) any claim (by any person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation, or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim, or circumstance.

ARTICLE 9
GENERAL PROVISIONS

9.1  Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at the addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

9.2  Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

9.3  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

9.4  Miscellaneous. This Agreement (together with all schedules, documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

9.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

9.6  Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada.

9.7  Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

9.8 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by SSMI, VeruTEK and the holders of at least 75% of the VeruTEK Shares.

9.9 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

9.10 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

9.11 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

9.12 Recitals Incorporated. The recitals of this Agreement are incorporated herein and made a part hereof.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VeruTEK Technologies, Inc., a Delaware corporation

By:
Name: John Collins
Title: Chief Executive Officer

[SIGNATURE PAGES OF VERUTEK SHAREHOLDERS AND SSMI FOLLOW]

[SIGNATURE PAGE OF VERUTEK SHAREHOLDERS]

Name	Signature
George Hoag
John Collins
Peter Perakos
Synergy Business Consulting, LLC
Michael Vagnini
Bill Guite
Catherine Miceli
John Hoag
John Howard
Dustin Byautus
Sharon Styrene
Frank Kviestok
Florida Chemical, Inc.
Douglas Anderson
Ken Leung
Kenneth Huang

[SIGNATURE PAGE OF SSMI]

SSMI, Inc., a Nevada corporation

By:
Name: Ezio Montagliani
Title: Chief Executive Officer

Ezio Montagliani, an individual

Peter Keller, an individual

SCHEDULE I

Name	Column I Number of Shares of VeruTEK	Column II Number of Shares of SSMI
George Hoag	12,733.5	10,264,776
John Collins	4848.5	3,775,172
Peter Perakos	2205	1,716,772
Synergy Business Consulting, LLC	533	415,000
Michael Vagnini	650*	506,097
Bill Guite	100	77,854
Catherine Miceli	100	77,854
John Hoag	100	77,854
John Howard	50	39,010
Dustin Byautus	25	19,422
Sharon Styrene	25	19,422
Kenneth Huang	-	230,000
Frank Kviestok	15	11,653
Florida Chemical, Inc.	15	11,653
Douglas Anderson	15	11,653
Ken Leung	15	11,653
Total	21,432	720,000

*Michael Vagnini shares of common stock are contingent as set forth in his Employment Agreement.

SCHEDULE 2.7(a)

VeruTEK has requested an automatic extension for its 2006 income taxes.

SCHEDULE 4.16

SSMI, Inc. engages services from the following providers: Island Stock Transfer (transfer agent); Synergy Law Group, LLC (legal); Vintage Filings (EDGAR filing services); and Manning Elliott, LLP (accounting services).

EXHIBIT A

Form of Articles of Exchange (Nevada)